Exhibit 99.1
FuelCell Energy Promotes Anthony Rauseo to Newly Created Chief Operating Officer Position
DANBURY, Conn., July 6, 2010 (GLOBE NEWSWIRE) — FuelCell Energy, Inc. (Nasdaq:FCEL) a leading manufacturer of high efficiency ultra-clean power plants using renewable and other fuels for commercial, industrial, government, and utility customers today announced the promotion of Anthony (‘Tony’) Rauseo to the newly created position of Chief Operating Officer. This position will be responsible for closely integrating the manufacturing operations with the supply chain, product development and quality, and will report directly to the Chief Executive Officer.
“The creation of this Chief Operating Officer position is in response to the needs of the Company as we prepare for growth,” said R. Daniel Brdar, Chairman and Chief Executive Officer. “Tony Rauseo is the ideal choice for this role due to his extensive experience with product development and manufacturing advancement, his continual focus on quality and process improvement, and his collaborative management style.”
Mr. Rauseo was Vice President of Engineering and Chief Engineer, having joined FuelCell Energy in 2005. Through his leadership, FCE has accomplished significant year-over-year product cost reductions, significantly improved product operational reliability and shortened product development cycle-time. Prior to joining Fuel Cell Energy, Tony held a variety of key management positions in manufacturing, quality and engineering. Tony was with CiDRA Corporation for 5 years, where he led the ramp-up of high volume telecom product manufacturing. Prior to joining CiDRA, Tony was with Pratt and Whitney for 17 years where he held various leadership positions in product development, production and customer support of aircraft turbines. Mr. Rauseo holds a Bachelor Science Mechanical Engineering from Rutgers University and a Masters Science Mechanical Engineering from Rensselaer Polytechnic Institute.
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 500 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFCERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

CONTACT:	FuelCell Energy, Inc. 203-825-6153 ir@fce.com
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